The Toro Company

8111 Lyndale Avenue South,
Bloomington, Minnesota 55420-1196
• 952/888-8801 • FAX 952/887-8258
 Investor Relations
Stephen P. Wolfe
Vice President, CFO
(952) 887-8076
John Wright
Director, Investor Relations
(952) 887-8865
Media Relations
Connie Kotke
Toro Media Relations
(952) 887-8984
www, pr@toro.com
 Web Site
www.thetorocompany.com

TORO REPORTS RECORD FIRST QUARTER NET SALES AND EARNINGS

Net Earnings Per Diluted Share Up 39.1%

LIVE CONFERENCE CALL
February 23, 10:00 a.m. CT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (Feb. 23, 2006) – The Toro Company (NYSE: TTC) today reported net earnings of $14.3 million, or $0.32 per diluted share, on net sales of $369.6 million for its fiscal 2006 first quarter ended February 3, 2006. In the comparable fiscal 2005 period, Toro reported net earnings of $11.2 million, or $0.23 per diluted share, on net sales of $346.9 million. Earnings per share for the 2005 period have been adjusted to reflect the effects of a 2-for-1 stock split which was effective March 28, 2005.
Michael J. Hoffman, The Toro Company’s president and chief executive officer, said the company’s first quarter performance benefited from strong sales growth in international markets and from the company’s continued focus on profitability improvement. “With our solid first quarter results, we are well positioned to meet our sales and earnings growth goals for fiscal 2006,” said Hoffman.
The international business posted a healthy sales increase, primarily from its core markets, as well as strong contributions from Hayter, Ltd., which the company acquired in February 2005. Compared to the fiscal 2005 first quarter, international sales grew 33.9 percent. “The increase in international sales results from a strategic focus on expanding that part of our business in order to realize more growth opportunities for Toro and to better balance our overall portfolio,” said Hoffman.

SEGMENT RESULTS

Segment data are provided in the table following the “Condensed Consolidated Statements of Earnings.

Professional
Segment sales for the fiscal 2006 first quarter totaled $253.6 million, up 3.4 percent compared with the fiscal 2005 first quarter. Revenue growth in the quarter was due to increased sales in the international business resulting from the strong acceptance of new equipment and irrigation products worldwide.
Segment earnings for the fiscal 2006 first quarter totaled $41.7 million, up 7.2 percent from $38.9 million in the fiscal 2005 first quarter.

Hoffman said Toro is encouraged by the generally optimistic outlook of customers attending the annual Golf Industry Show in Atlanta, GA. “Our industry-leading maintenance equipment and irrigation systems, strengthened by innovative new offerings introduced at the show, help course operators improve productivity, manage water use more effectively and keep courses in top playing condition.”

Residential

Segment sales for the fiscal 2006 first quarter totaled $108.2 million, up 12.8 percent compared with the fiscal 2005 first quarter. Growth in residential international sales accounted for the revenue increase, including contributions from Hayter and strong sales of riding products.

Segment earnings for the fiscal 2006 first quarter totaled $5.1 million, up 16.1 percent from $4.4 million in the first quarter of fiscal 2005.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2006 first quarter was 35.7 percent compared with 35.1 percent in the same period the previous year. The improvement was primarily the result of continued focus on profitability and slower growth in commodity costs.

SG&A expenses as a percentage of net sales declined to 29 percent in the fiscal 2006 first quarter from 29.5 percent in the comparable 2005 period. The decline resulted primarily from lower administrative expenses.

Interest expense for the fiscal 2006 first quarter totaled $4.2 million compared with $3.8 million in the fiscal 2005 first quarter.

Accounts receivable at the end of the fiscal 2006 first quarter totaled $313.2 million, essentially flat on a 6.6 percent increase in consolidated first quarter net sales.

Net inventories at the end of the fiscal 2006 first quarter totaled $295.7 million, up $19.3 million compared with the end of the fiscal 2005 first quarter. The majority of the increase was due to the Hayter acquisition completed in the second quarter of fiscal 2005.

BUSINESS OUTLOOK

“We are off to a good start in the new fiscal year,” said Hoffman. “Overall, we currently believe conditions in our core markets will be more favorable in 2006 than they were last year. With innovative new products across multiple categories now entering the market, we are well positioned to benefit from share and overall market growth. In addition, we are expanding our brand presence at retail through strategies such as the launch of a new line of lawn and garden tractors and we continue to benefit from our focus on international growth. These growth initiatives are complemented by ongoing profit improvement initiatives, including further adoption of lean and no waste principles throughout our company and continued emphasis on containing costs and expenses.”

The Company reaffirmed its outlook for the remainder of fiscal 2006 and expects to achieve earnings per share growth of 12 to 15 percent on sales growth of 8 percent. This assumes that no widespread extremes in economic and environmental factors will impact the company’s key selling seasons, which are still ahead.

For its stand alone fiscal 2006 second quarter, Toro expects to report net earnings per diluted share of $1.42 to $1.48.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

The Toro Company will conduct a conference call and webcast for investors beginning at

10:00 a.m. Central Time (CST) on February 23, 2006. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the ‘6+8’ growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve sales and earnings per share growth in fiscal 2006; our ability to successfully integrate acquisitions and manage alliances; ability of management to manage around unplanned events; unforeseen product quality problems in the development and production of new and existing products; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising cost of transportation; level of growth in the golf market; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; increased competition; elimination of shelf space for our products at retailers; financial viability of distributors and dealers; market acceptance of existing and new products; unforeseen inventory adjustments or changes in purchasing patterns by our customers; the impact of abnormal weather patterns; and the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	February 3,	January 28,
	2006	2005
Net sales	$369,640	$346,913
Gross profit	131,874	121,663
Gross profit percent	35.7%	35.1%
Selling, general, and administrative expense	107,205	102,239

Earnings from operations	24,669	19,424
Interest expense	(4,243)	(3,760)
Other income, net	886	1,141

Earnings before income taxes	21,312	16,805
Provision for income taxes	7,033	5,629

Net earnings	$14,279	$11,176

Basic net earnings per share	$0.33	$0.24

Diluted net earnings per share	$0.32	$0.23

Weighted average number of shares of common stock outstanding – Basic	43,608	46,136
Weighted average number of shares of common stock outstanding – Dilutive	44,959	47,758

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective March 28, 2005.

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended
	February 3,	January 28,
Segment Net Sales	2006	2005
Professional	$253,605	$245,230
Residential	108,185	95,876
Other	7,850	5,807

Total*	$369,640	$346,913

* Includes international sales of	$120,059	$ 89,653
	Three Months Ended
	February 3,	January 28,
Segment Earnings (Loss) Before Income Taxes	2006	2005
Professional	$41,660	$38,865
Residential	5,149	4,434
Other	(25,497)	(26,494)

Total	$21,312	$16,805

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	February 3,	January 28,
	2006	2005
ASSETS
Cash and cash equivalents	$19,744	$7,467
Receivables, net	313,157	312,984
Inventories, net	295,687	276,364
Prepaid expenses and other current assets	18,049	14,756
Deferred income taxes	70,251	54,662

Total current assets	716,888	666,233

Property, plant, and equipment, net	165,078	160,718
Goodwill and other assets, net	98,493	101,629

Total assets	$980,459	$928,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$35	$45
Short-term debt	51,900	62,162
Accounts payable	95,213	90,459
Accrued liabilities	256,605	235,683

Total current liabilities	403,753	388,349

Long-term debt, less current portion	175,000	175,035
Long-term deferred income taxes	872	3,837
Deferred revenue and other long-term liabilities	9,423	8,166
Stockholders’ equity	391,411	353,193

Total liabilities and stockholders’ equity	$980,459	$928,580

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended
	February 3,	January 28,
	2006	2005
Cash flows from operating activities:
Net earnings	$14,279	$11,176
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity losses from investments	359	201
Provision for depreciation and amortization	10,534	9,429
Gain on disposal of property, plant, and equipment	(29)	(205)
Stock-based compensation expense	2,510	2,498
Increase in deferred income taxes	(11,679)	(1,674)
Changes in operating assets and liabilities:
Receivables, net	(17,599)	(28,371)
Inventories, net	(60,085)	(53,832)
Prepaid expenses and other assets	(2,270)	2,877
Accounts payable, accrued expenses, and deferred revenue	10,652	3,123

Net cash used in operating activities	(53,328)	(54,778)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(8,026)	(7,319)
Proceeds from asset disposals	126	2,191
Decrease (increase) in other assets	3,118	(3,224)
Proceeds from sale of a business	—	765
Net cash used in investing activities	(4,782)	(7,587)

Cash flows from financing activities:
Increase in short-term debt	51,575	61,023
Repayments of long-term debt	(11)	(11)
Excess tax benefits from share-based arrangements	12,275	1,709
Proceeds from exercise of stock options	4,101	2,950
Purchases of Toro common stock	(27,587)	(83,763)
Dividends paid on Toro common stock	(3,923)	(2,793)

Net cash provided by (used in) financing activities	36,430	(20,885)

Effect of exchange rates on cash	22	(39)

Net decrease in cash and cash equivalents	(21,658)	(83,289)
Cash and cash equivalents as of the beginning of the period	41,402	90,756

Cash and cash equivalents as of the end of the period	$19,744	$7,467